Exhibit 99.1

AMENDMENT NO. 2 TO THE TYME TECHNOLOGIES, INC. 2015 EQUITY INCENTIVE PLAN

The Tyme Technologies, Inc. 2015 Equity Incentive Plan (the “Plan”) is hereby amended on this          day of February, 2018, to reflect the following provisions:

1.    The definition of “Fair Market Value” in Section 1.2 of the Plan is hereby amended to read in its entirety as follows:

“Fair Market Value” as of a particular date shall mean the fair market value of a share of Common Stock, based on the last sale before the grant date, the first sale after the grant date, the closing price on the trading day before or the trading day of the grant date, the arithmetic mean of the high and low prices on the trading day before or the trading day of the grant date or any other reasonable method using actual transactions in Common Stock as reported on the market. The method of determining Fair Market Value with respect to an Award shall be determined by the Administrator; provided that, if the Administrator does not specify a different method, the Fair Market Value as of a particular date shall be the closing price on the day as of which Fair Market Value is to be determined or, if there is no sale on such date, the next preceding day on which such a sale occurred. Notwithstanding the foregoing, (i) with respect to the grant of Options, Fair Market Value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with Code Section 422, and (ii) Fair Market Value shall be determined in accordance with Code Section 409A.

2.    The first paragraph of Section 4.2 of the Plan is hereby amended to read in its entirety as follows:

Subject to Section 4.4, the total number of Shares reserved and available for grant and issuance pursuant to the Plan will be twelve and one half percent (12.5%) of the shares of Common Stock issued and outstanding from time to time. To the extent that any Award payable in Shares is forfeited, canceled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the Shares covered by such Award will no longer be charged against the foregoing Share maximum limitation and may again be made subject to Award(s) under the Plan. Notwithstanding anything to the contrary contained in the Plan, the number of Shares that may be subject to Awards granted on or prior to the first anniversary of the approval of the Plan by the stockholders of the Company shall not exceed 3,333,333.

Except as otherwise expressly provided herein, all of the terms, conditions and provisions of the Plan shall remain the same, and the Plan, amended hereby, shall continue in full force and effect.